Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 FOR THE PERIOD


                Beginning January 1, 2003 and Ending May 31, 2003
                          ---------------            ------------


                                     TO THE


                     U.S. SECURITIES AND EXCHANGE COMMISSION


                                       OF


                                GPU SERVICE, INC.
               --------------------------------------------------
                        (Exact Name of Reporting Company)


                          A Subsidiary Service Company
               --------------------------------------------------
                           ("Mutual" or "Subsidiary")


                      Date of Incorporation April 30, 1970
                                            --------------
                    If not Incorporated, Date of Organization
                                                              -------------


State or Sovereign Power under which Incorporated or Organized Pennsylvania
                                                               -------------


Location of Principal Executive Offices of Reporting Company:

                      76 South Main Street, Akron, OH 44308
                      -------------------------------------


Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                                                        76 South Main Street
H. L. Wagner            Vice President & Controller     Akron, OH 44308
--------------------------------------------------------------------------------
   (Name)                         (Title)                    (Address)


Name of Principal  Holding  Company Whose  Subsidiaries  are served by Reporting
Company:

                     FirstEnergy Corp. (File No. 049-00055)
--------------------------------------------------------------------------------

                      INSTRUCTIONS FOR USE OF FORM U-13-60

         1. Time of Filing.  - Rule 94 provides  that on or before the first day
            --------------
of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

         2. Number of Copies.  - Each annual report shall be filed in duplicate.
            ----------------
The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

         3. Period  Covered by Report.  - The first  report filed by any company
            -------------------------
shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

         4. Report Format. - Reports shall be submitted on the forms prepared by
            -------------
the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to such size.

         5. Money Amounts Displayed. - All money amounts required to be shown in
            -----------------------
financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (S210.3-01(b)).

         6.  Deficits  Displayed.  - Deficits  and other like  entries  shall be
             -------------------
indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, S210.3-01(c))

         7. Major Amendments or Corrections.  - Any company desiring to amend or
            -------------------------------
correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

         8.  Definitions.  - Definitions  contained in  Instruction  01-8 to the
             -----------
Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

         9.  Organization  Chart.  - The service  company shall submit with each
             -------------------
annual report a copy of its current organization chart.

         10. Methods of Allocation. - The service company shall submit with each
             ---------------------
annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

         11. Annual  Statement of Compensation  for Use of Capital Billed. - The
             ------------------------------------------------------------
service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


                                                                                                 2
-----------------------------------------------------------------------------------------------------
   LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                                             Page
   ---------------------------------------------                                             Number
-----------------------------------------------------------------------------------------------------
                                                                 Schedule or Account
   Description of Schedules and Accounts                                Number
-----------------------------------------------------------------------------------------------------

   COMPARATIVE BALANCE SHEET                                           Schedule I               4-5
   -------------------------
         SERVICE COMPANY PROPERTY                                      Schedule II              6-7
         ACCUMULATED PROVISION FOR DEPRECIATION AND
         AMORTIZATION OF SERVICE COMPANY PROPERTY                      Schedule III              8
         INVESTMENTS                                                   Schedule IV               9
         ACCOUNTS RECEIVABLE FROM ASSOCIATE
         COMPANIES                                                     Schedule V              10-10C
         FUEL STOCK EXPENSES UNDISTRIBUTED                             Schedule VI              11
         STORES EXPENSE UNDISTRIBUTED                                  Schedule VII             12
         MISCELLANEOUS CURRENT AND ACCRUED ASSETS                      Schedule VIII            13
         MISCELLANEOUS DEFERRED DEBITS                                 Schedule IX              14
         RESEARCH, DEVELOPMENT, OR DEMONSTRATION
         EXPENDITURES                                                  Schedule X               15
         PROPRIETARY CAPITAL                                           Schedule XI              16
         LONG-TERM DEBT                                                Schedule XII             17
         CURRENT AND ACCRUED LIABILITIES                               Schedule XIII            18
         NOTES TO FINANCIAL STATEMENTS                                 Schedule XIV            19-19B
   COMPARATIVE INCOME STATEMENT                                        Schedule XV              20
   ----------------------------
         ANALYSIS OF BILLING --ASSOCIATE COMPANIES                     Account 457              21
         ANALYSIS OF BILLING --NONASSOCIATE COMPANIES                  Account 458              22
         ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE
         AND NONASSOCIATE COMPANIES                                    Schedule XVI             23
         SCHEDULE OF EXPENSE BY DEPARTMENT OR
         SERVICE FUNCTION                                              Schedule XVII           24-25C
         DEPARTMENTAL ANALYSIS OF SALARIES                             Account 920              26
         OUTSIDE SERVICES EMPLOYED                                     Account 923             27-27B
         EMPLOYEE PENSIONS AND BENEFITS                                Account 926              28
         GENERAL ADVERTISING EXPENSES                                  Account 930.1             29
         MISCELLANEOUS GENERAL EXPENSES                                Account 930.2            30
         RENTS                                                         Account 931              31
         TAXES OTHER THAN INCOME TAXES                                 Account 408              32
         DONATIONS                                                     Account 426.1            33
         OTHER DEDUCTIONS                                              Account 426.5            34
         NOTES TO STATEMENT OF INCOME                                  Schedule XVIII           35

--------------------------------------------------------------------------------

                                                                              3
--------------------------------------------------------------------------------

   LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                           Page
   --------------------------------------------
                                                                         Number
--------------------------------------------------------------------------------

Description of Reports or Statements
--------------------------------------------------------------------------------

   ORGANIZATION CHART                                                     36
   ------------------




   METHODS OF ALLOCATION                                                  37
   ---------------------




   ANNUAL STATEMENT OF COMPENSATION FOR USE                               38
   ----------------------------------------
   OF CAPITAL BILLED
   -----------------




   VENTURE DISCLOSURES                                                    39
   -------------------




NOTE: Dollar figures in this report are shown in thousands unless otherwise noted.



                                                                                                          4
                                    ANNUAL REPORT OF GPU SERVICE, INC.
                                                     -----------------
-------------------------------------------------------------------------------------------------------------

                                  SCHEDULE I - COMPARATIVE BALANCE SHEET
                                  --------------------------------------

Give balance sheet of the Company as of May 31 of the current and December 31 of the prior year.
-------------------------------------------------------------------------------------------------------------
ACCOUNT            ASSETS AND OTHER DEBITS
------------------------------------------                                          CURRENT            PRIOR
                                                                                  -----------        --------
   SERVICE COMPANY PROPERTY
   ------------------------
101      Service Company property (Schedule II)                                    $ 67,792          $ 68,514
107      Construction work in progress (Schedule II)                                      -                 -
                                                                                    -------           -------
                  Total Property                                                     67,792            68,154

108      Less accumulated provision for depreciation
         and amortization of service company
         property (Schedule III)                                                     52,418            51,454
                                                                                    -------           -------

                  Net Service Company Property                                       15,374            17,060
                                                                                    -------           -------

   INVESTMENTS
   -----------
123      Investments in associate companies (Schedule IV)                                 -                 -
124      Other investments (Schedule IV)                                             17,485            17,460
                                                                                    -------           -------
                  Total Investments                                                  17,485            17,460
                                                                                    -------           -------

   CURRENT AND ACCRUED ASSETS
   --------------------------
131      Cash                                                                             -            10,398
134      Special deposits                                                               864               864
135      Working funds                                                                  747               747
136      Temporary cash investments (Schedule IV)                                         -                 -
141      Notes receivable                                                                 -                 -
143      Accounts receivable                                                          4,969             6,264
144      Accumulated provision for uncollectible accounts                               (87)              (94)
146      Accounts receivable from associate
         companies (Schedule V)                                                     277,487           295,731
152      Fuel stock expenses undistributed (Schedule VI)                                  -                 -
154      Materials and supplies                                                      45,760            50,228
163      Stores expense undistributed (Schedule VII)                                      -                 -
165      Prepayments                                                                     21               113
171      Interest Receivable                                                              -                 -
174      Miscellaneous current and accrued
         assets (Schedule VIII)                                                           -                 -
                                                                                    -------           -------
                  Total Current and Accrued Assets                                  329,761           364,251
                                                                                    -------           -------

   DEFERRED DEBITS
   ---------------
181      Unamortized debt expense                                                         -                 -
184      Clearing accounts                                                             (435)            5,614
186      Miscellaneous deferred debits (Schedule IX)                                     36               473
188      Research, development, or demonstration
         expenditures (Schedule X)                                                        -                 -
190      Accumulated deferred income taxes                                          359,737           347,996
                                                                                    -------           -------
                  Total Deferred Debits                                             359,338           354,083
                                                                                    -------           -------

                  TOTAL ASSETS AND OTHER DEBITS                                    $721,958          $752,854
                                                                                    =======           =======


                                                                                                     5
                                    ANNUAL REPORT OF GPU SERVICE, INC.
                                                    -----------------
-------------------------------------------------------------------------------------------------------

                                  SCHEDULE I - COMPARATIVE BALANCE SHEET
                                  --------------------------------------
-------------------------------------------------------------------------------------------------------
ACCOUNT         LIABILITIES AND PROPRIETARY CAPITAL
---------------------------------------------------                             CURRENT         PRIOR
                                                                                --------        ------
  PROPRIETARY CAPITAL
  -------------------
201  Common stock issued (Schedule XI)                                          $    100       $    100
211  Miscellaneous paid-in-capital (Schedule XI)                                (225,577)      (225,577)
215  Retained earnings / Accumulated other
           comprehensive income /(loss) (Schedule XI)                                  -              -
216       Unappropriated retained earnings (Schedule XI)                               -              -
                                                                                 -------        -------
                  Total Proprietary Capital                                     (225,477)      (225,477)
                                                                                --------        -------

  LONG-TERM DEBT
  --------------
223  Advances from associate companies (Schedule XII)                             48,266         48,266
224  Other long-term debt  (Schedule XII)                                              -              -
225  Unamortized premium on long-term debt                                             -              -
226  Unamortized discount on long-term debt-debit                                      -              -
                                                                                 -------        -------
                  Total Long-term Debt                                            48,266         48,266
                                                                                 -------        -------

  CURRENT AND ACCRUED LIABILITIES
  -------------------------------
231  Notes payable-                                                                    -
232  Accounts payable                                                             86,335         86,774
233  Notes payable to associate
           companies (Schedule XIII)                                                   -              -
234  Accounts payable to associate
           companies (Schedule XIII)                                              31,771         32,849
236  Taxes accrued      853                                                        3,501
237  Interest accrued                                                              1,037          1,037
238  Dividends declared                                                                -              -
241  Tax collections payable                                                          44            842
242  Miscellaneous current and accrued
           liabilities (Schedule XIII)                                            82,314        105,247
                                                                                 -------        -------
                  Total Current and Accrued Liabilities                          202,354        230,250
                                                                                 -------        -------

  DEFERRED CREDITS
------------------
253  Other deferred credits                                                      686,807        691,204
255  Accumulated deferred investment tax credits                                       -              -
                                                                                 -------        -------
                  Total Deferred Credits                                         686,807        691,204
                                                                                 -------        -------

282  ACCUMULATED DEFERRED INCOME TAXES                                            10,008          8,611
     ---------------------------------                                           -------        -------

                  TOTAL LIABILITIES AND PROPRIETARY                             $721,958       $752,854
                                                                                 =======        =======
                  CAPITAL


                                                                                                          6
                                    ANNUAL REPORT OF GPU SERVICE, INC.
                                                     -----------------

                                     For the Year Ended May 31, 2003
                                                        ------------

-------------------------------------------------------------------------------------------------------------

                                       SCHEDULE II - SERVICE COMPANY PROPERTY
                                       --------------------------------------
                                   BALANCE AT                 RETIREMENTS     OTHER             BALANCE AT
                                   BEGINNING      ADDITIONS       OR          CHANGES 1/         CLOSE OF
        DESCRIPTION                 OF YEAR                     SALES                 -            YEAR
 ---------------------------------------------------------------------------------------------------------

SERVICE COMPANY PROPERTY
------------------------
Account
-------
301      ORGANIZATION                 $    49     $     -        $     -           $     -        $    49

303      MISCELLANEOUS
         INTANGIBLE PLANT               2,344           -              -                 -          2,344

304      LAND & LAND RIGHT                320           -              -                 -            320

305      STRUCTURES AND
         IMPROVEMENTS                  38,600           2              -                 -         38,602

306      LEASEHOLD
         IMPROVEMENTS                       -           -              -                 -              -

307      EQUIPMENT 2/                  22,876           6           (659)                -         22,223
                   -

308      OFFICE FURNITURE
         AND EQUIPMENT                  1,412           -            (68)                -          1,344

309      AUTOMOBILES, OTHER
         VEHICLES AND
         RELATED GARAGE
         EQUIPMENT                          -           -              -                 -              -

310      AIRCRAFT AND
         AIRPORT EQUIPMENT                  -           -              -                                -

311      OTHER SERVICE
         COMPANY PROPERTY 3/            2,913           6             (9)                -          2,910
                          -            -------------------------------------------------------------------

         SUB-TOTAL                     68,514          14           (736)                -         67,792
                                       -------------------------------------------------------------------

107      CONSTRUCTION WORK
         IN PROGRESS 4/                     -           -              -                 -             -
                     -
                                       ------------------------------------------------------------------
     TOTAL                            $68,514     $    14        $  (736)          $     -        $67,792
                                       ==================================================================

---------------------------------------------------------------------------------------------------------
1/       PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-
         N/A
---------------------------------------------------------------------------------------------------------


                             -----------------------

--------------------------------------------------------------------------------

2/ SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED. THE SERVICE COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:
--------------------------------------------------------------------------------
                                                                      BALANCE AT
                 SUBACCOUNT DESCRIPTION             ADDITIONS          CLOSE OF
                                                                         YEAR
--------------------------------------------------------------------------------
     COMMUNICATIONS EQUIPMENT (MICROWAVE
       & TELEPHONE                                  $     -            $ 2,239

     DATA PROCESSING EQUIPMENT                            -             15,913

     DISPATCHING EQUIPMENT                                -                811

     LOAD RESEARCH EQUIPMENT                              -                  -

     MISCELLANEOUS EQUIPMENT                              -                 39

     PERSONAL COMPUTER                                    6              2,221










                                                     ------             ------
                                            TOTAL   $     6            $22,223
                                                     ======             ======

--------------------------------------------------------------------------------

3/   DESCRIBE OTHER SERVICE COMPANY PROPERTY:
-

     Photographic, Mailing Equipment, HVA System, Security System


--------------------------------------------------------------------------------

4/   DESCRIBE CONSTRUCTION WORK IN PROGRESS:
-
        N/A


--------------------------------------------------------------------------------


                                                                                                          8

                                         ANNUAL REPORT OF GPU SERVICE, INC.
                                                          -----------------

                                          For the Year Ended May 31, 2003
                                                             ------------
-------------------------------------------------------------------------------------------------------------

                                               SCHEDULE III
                                               ------------
                                ACCUMULATED PROVISION FOR DEPRECIATION AND
                                 AMORTIZATION OF SERVICE COMPANY PROPERTY
                                -----------------------------------------
-------------------------------------------------------------------------------------------------------------
                               BALANCE AT       ADDITIONS                                          BALANCE AT
                               BEGINNING         CHARGED                      OTHER CHANGES         CLOSE OF
DESCRIPTION                    OF YEAR              TO        RETIREMENTS       ADD (DEDUCT)1/        YEAR
                                              ACCOUNT 403                                   -
-------------------------------------------------------------------------------------------------------------

Account
-------

301    ORGANIZATION                $     -         $    -         $    -              $     -       $     -

303    MISCELLANEOUS
       INTANGIBLE PLANT                790            195              -                    -          985

304    LAND & LAND RIGHTS                -              -              -                    -            -

305    STRUCTURES AND
       IMPROVEMENTS                 34,202            172              -                    -        34,374

306    LEASEHOLD
       IMPROVEMENTS                      -              -              -                    -             -

307    EQUIPMENT                    14,889          1,229           (659)                   -        15,459

308    OFFICE FURNITURE
       AND FIXTURES                    699             55            (68)        -        686

309    AUTOMOBILES, OTHER
       VEHICLES AND
       RELATED GARAGE
       EQUIPMENT                         -              -              -         -          -

310    AIRCRAFT AND
       AIRPORT EQUIPMENT                 -              -              -         -          -

311    OTHER SERVICE
       COMPANY PROPERTY                874             49             (9)                   -            914


                                    ------          -----          -----               ------        ------
                                   $51,454         $1,700         $ (736)             $     -       $52,418
                                    ======          =====         ======               ======        ======

-------------------------------------------------------------------------------------------------------------
1/       PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:
-             N/A

-------------------------------------------------------------------------------------------------------------

                                                                             9
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                            SCHEDULE IV - INVESTMENTS
                            -------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS: Complete the following schedule concerning investments.

              Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

              Under Account 136, "Temporary Cash Investments", list
              each investment separately.
--------------------------------------------------------------------------------
                                                   BALANCE AT         BALANCE AT
              DESCRIPTION                           BEGINNING          CLOSE OF
                                                     OF YEAR             YEAR
--------------------------------------------------------------------------------


ACCOUNT 123-INVESTMENT IN ASSOCIATE COMPANIES


                    NONE




ACCOUNT 124 - OTHER INVESTMENTS


              COMPANY OWNED LIFE INSURANCE -
                CASH SURRENDER VALUE                 $ 8,296          $ 8,321


              RABBI TRUST                              6,692            6,692


              HEALTH CARE RESERVE                      2,472            2,472



ACCOUNT 136 - TEMPORARY CASH INVESTMENTS


              NONE


                                                      ------           ------
              TOTAL                                  $17,460          $17,485
                                                      ======           ======

--------------------------------------------------------------------------------

                                                                             10
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service
                company has provided accommodation or convenience payments for associate companies, a separate listing of total
                payments for each associate company by subaccount should
                be provided.
--------------------------------------------------------------------------------
                                                    BALANCE AT        BALANCE AT
              DESCRIPTION                           BEGINNING          CLOSE OF
                                                      OF YEAR              YEAR
--------------------------------------------------------------------------------

ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE
        COMPANIES


        GPU Advanced Resources, Inc.                 $     12           $      -
        Jersey Central Power & Light Company          166,859            115,740
        Metropolitan Edison Company                    32,317             76,366
        Pennsylvania Electric Company                  94,608             83,796
        MYR Group, Inc.                                    57                  -
        GPU Power, Inc.                                    58                 53
        GPU Capital, Inc.                               1,004                931
        GPU Telcom Services, Inc.                           -                201
        Ohio Edison Company                               786                183
        FirstEnergy Solutions Corp.                         7                 45
        Pennsylvania Power Company                         23                 16
        The Cleveland Electric Illuminating                 -                 72
        The Toledo Edison Company                           -                 37
        Advanced Technologies Development Corp              -                 15
        FirstEnergy Generation Corp.                        -                 32
                                                      -------            -------
                                           TOTAL     $295,731           $277,487
                                                      =======            =======
--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                        TOTAL
                                                                        PAYMENTS

        INTERCHANGE TRANSACTIONS
        ------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                           $ 161,543
        METROPOLITAN EDISON COMPANY                                       68,816
        PENNSYLVANIA ELECTRIC COMPANY                                     79,704

                                                                            10A
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
--------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts receivable from each associate company. Where the service
               company has provided accommodation or convenience payments for associate companies, a separate listing of total
               payments for each associate company by subaccount should
               be provided.
--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):       TOTAL
                                                                 PAYMENTS
                                                                 --------

        OUTSIDE SERVICES EMPLOYED - OTHER
        ---------------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                     $ 11,526
        METROPOLITAN EDISON COMPANY                                 5,273
        PENNSYLVANIA ELECTRIC COMPANY                               9,042

        OUTSIDE SERVICES EMPLOYED - LEGAL
        ---------------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                     $    275
        METROPOLITAN EDISON COMPANY                                    22
        PENNSYLVANIA ELECTRIC COMPANY                                 401
        GPU ELECTRIC, Inc.                                            321

        OUTSIDE SERVICES EMPLOYED - TREE TRIMMING
        ------------------------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                     $  6,534
        METROPOLITAN EDISON COMPANY                                 4,442
        PENNSYLVANIA ELECTRIC COMPANY                               3,878

        MATERIALS AND SUPPLIES
        ----------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                     $  7,439
        METROPOLITAN EDISON COMPANY                                 3,215
        PENNSYLVANIA ELECTRIC COMPANY                               3,768

        LEASE/RENTAL PAYMENTS
        ---------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                     $  8,114
        METROPOLITAN EDISON COMPANY                                 1,996
        PENNSYLVANIA ELECTRIC COMPANY                               2,309

        COMPUTER HARDWARE, SOFTWARE & SUPPLIES
        --------------------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                     $     71
        METROPOLITAN EDISON COMPANY                                    46
        PENNSYLVANIA ELECTRIC COMPANY                                  29

                                                                            10B

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service
                company has provided accommodation or convenience payments for associate companies, a separate listing of total
                payments for each associate company by subaccount should
                be provided.
 -------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):        TOTAL
                                                                  PAYMENTS
                                                                  --------

        TELECOMMUNICATIONS EQUIPMENT & SERVICES
        ---------------------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                      $  1,188
        METROPOLITAN EDISON COMPANY                                    440
        PENNSYLVANIA ELECTRIC COMPANY                                  691

        ADVERTISING
        -----------
        JERSEY CENTRAL POWER & LIGHT COMPANY                      $    522
        METROPOLITAN EDISON COMPANY                                     38
        PENNSYLVANIA ELECTRIC COMPANY                                   75

        BANK FEES
        ---------
        JERSEY CENTRAL POWER & LIGHT COMPANY                      $  7,150
        METROPOLITAN EDISON COMPANY                                    194
        PENNSYLVANIA ELECTRIC COMPANY                                  131

        LICENSES, PERMITS AND REGULATIONS
        ---------------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                      $    400
        METROPOLITAN EDISON COMPANY                                    204
        PENNSYLVANIA ELECTRIC COMPANY                                  278

        CUSTOMER REBATES/INCENTIVES
        ---------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                      $  4,810
        METROPOLITAN EDISON COMPANY                                      -
        PENNSYLVANIA ELECTRIC COMPANY                                    -

        INTEREST EXPENSES
        -----------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                      $ 38,047
        METROPOLITAN EDISON COMPANY                                  7,301
        PENNSYLVANIA ELECTRIC COMPANY                               14,564

                                                                            10C

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
            ---------------------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:   Complete the following schedule listing accounts
                receivable from each associate company. Where the service
                company has provided accommodation or convenience payments for associate companies, a separate listing of total
                payments for each associate company by subaccount should
                be provided.
--------------------------------------------------------------------------------

ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS (Cont'd):         TOTAL
                                                                   PAYMENTS
                                                                   --------
        LEGAL SETTLEMENTS
        -----------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                       $    347
        METROPOLITAN EDISON COMPANY                                     196
        PENNSYLVANIA ELECTRIC COMPANY                                   536

        POSTAGE
        -------
        JERSEY CENTRAL POWER & LIGHT COMPANY                       $  1,638
        METROPOLITAN EDISON COMPANY                                     817
        PENNSYLVANIA ELECTRIC COMPANY                                   818

        MISCELLANEOUS CUSTOMER EXPENSES
        -------------------------------
        JERSEY CENTRAL POWER & LIGHT COMPANY                       $    377
        METROPOLITAN EDISON COMPANY                                   1,673
        PENNSYLVANIA ELECTRIC COMPANY                                 2,476


                                                                    -------
                                               TOTAL PAYMENTS      $463,675
                                                                    =======
--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                 SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED
                 -----------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:    Report the amount of labor and expenses incurred with
                 respect to fuel stock expenses during the year and
                 indicate amount attributable to each associate company.
                 Under the section headed "Summary" listed below give an
                 overall report of the fuel functions performed by the
                 service company.
--------------------------------------------------------------------------------

              DESCRIPTION                        LABOR      EXPENSES       TOTAL
--------------------------------------------------------------------------------

ACCOUNT 152 -FUEL STOCK EXPENSES UNDISTRIBUTED


                    NONE



                                                 -----         -----      ------
                          TOTAL                   -              -          -
                                                 =====         =====      =====
--------------------------------------------------------------------------------

SUMMARY:

--------------------------------------------------------------------------------

                                                                              12
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                   SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED
                   -------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.
--------------------------------------------------------------------------------

         DESCRIPTION                              LABOR     EXPENSES       TOTAL

--------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED



                      None




                                                  -----      -----         -----
                              TOTAL               $  -       $  -          $  -
                                                  =====      =====         =====


--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                                  SCHEDULE VIII
                                  -------------

                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                    ----------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.
--------------------------------------------------------------------------------
                                                     BALANCE AT      BALANCE AT
         DESCRIPTION                                 BEGINNING        CLOSE OF
                                                      OF YEAR            YEAR
--------------------------------------------------------------------------------

ACCOUNT 174 -    MISCELLANEOUS CURRENT AND ACCRUED
                 ASSETS


                 NONE


                                                     ------             ------
                                     TOTAL             -                  -
                                                     ======             ======

--------------------------------------------------------------------------------

                                                                              14
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS
                   -------------------------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:   Provide detail of items in this account.  Items less than
                $10,000 may be grouped by class showing the number of items in each class.
--------------------------------------------------------------------------------
                                                     BALANCE AT       BALANCE AT
                      DESCRIPTION                    BEGINNING         CLOSE OF
                                                      OF YEAR            YEAR
--------------------------------------------------------------------------------

ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS


        Procurement Cards                               $ 113           $    -

        Misc. Billing Adjustments                         360               36



                                                         -----           -----
                                  TOTAL                 $  473          $   36
                                                         =====           =====


--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                                   SCHEDULE X
                                   ----------

               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
               ---------------------------------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS: Provide a description of each material research, development, or demonstration project, which incurred costs by the service corporation during the year.
--------------------------------------------------------------------------------

              DESCRIPTION                                            AMOUNT
--------------------------------------------------------------------------------

ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION
              EXPENDITURES

              NONE



                                                                    -------
                                                     TOTAL          $  -
                                                                    =======

 -------------------------------------------------------------------------------


                                                                                                                                16

                                               ANNUAL REPORT OF GPU SERVICE, INC.
                                                                -----------------

                                                 For the Year Ended May 31, 2003
                                                                    ------------

------------------------------------------------------------------------------------------------------------------------------------
                                                SCHEDULE XI - PROPRIETARY CAPITAL
------------------------------------------------------------------------------------------------------------------------------------
 ACCOUNT NUMBER          CLASS OF STOCK              NUMBER OF        PAR OR STATED       OUTSTANDING CLOSE OF PERIOD
                                                      SHARES              VALUE          -----------------------------
                                                   AUTHORIZED           PER SHARE          NO. OF SHARES           TOTAL AMOUNT
------------------------------------------------------------------------------------------------------------------------------------
      201             COMMON STOCK ISSUED             5,000                $10  *             5,000                  $ 50,000*
(1)   201             COMMON STOCK ISSUED             5,000                $10  *             5,000                  $ 50,000*
                                                                                                                      -------

                                                                                                          TOTAL      $100,000*
                                                                                                                      =======

     INSTRUCTIONS:     Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.

------------------------------------------------------------------------------------------------------------------------------------
                           DESCRIPTION                                                                                 AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL
                           GPUS Excess Pension Plan Minimum Liability Recognition                                    $(225,609)
                           Net Unrealized Gain on Rabbi Trust                                                               32
                                                                                                                      --------
                                                                                                                     $(225,577)
                                                                                                                      ========
ACCOUNT 215 - RETAINED EARNINGS /ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS):
                                                                                                                        NONE


     INSTRUCTIONS:     Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General
                       Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date
                       declared and date paid.
------------------------------------------------------------------------------------------------------------------------------------
                                                        BALANCE AT           NET INCOME                             BALANCE AT
         D E S C R I P T I O N                          BEGINNING                OR               DIVIDENDS          CLOSE OF
                                                        OF YEAR                (LOSS)               PAID               YEAR
------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS
                           NONE
                                                           -----                -----                -----              ----
                                        TOTAL             $  -                 $  -                 $  -               $  -
                                                           =====                =====                =====              ====
         *   In whole dollars.

         (1) Common Stock of GPU Nuclear, Inc.


                                                                                                                                 17
                                               ANNUAL REPORT OF GPU SERVICE, INC.
                                                                -----------------

                                                 For the Year Ended May 31, 2003
                                                                    ------------

                                                  SCHEDULE XII- LONG-TERM DEBT
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long term debt provide the name of creditor company or organization, terms of  the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

------------------------------------------------------------------------------------------------------------------------------------

                           TERMS OF OBLIG      DATE                                BALANCE AT                      1/   BALANCE AT
  NAME OF CREDITOR         CLASS & SERIES       OF       INTEREST      AMOUNT     BEGINNING                        -      CLOSE
                           OF OBLIGATION     MATURITY      RATE       AUTHORIZED   OF YEAR   ADDITIONS   DEDUCTIONS      OF YEAR
------------------------------------------------------------------------------------------------------------------------------------

  ACCOUNT 223 - ADVANCES FROM ASSOCIATE
                 COMPANIES:

  JERSEY CENTRAL POWER & LIGHT COMPANY                    6.67%                     20,333      -            -            $20,333
  METROPOLITAN EDISON COMPANY                             6.67%                     12,418      -            -             12,418
  PENNSYLVANIA ELECTRIC COMPANY                           6.67%                     15,515      -            -             15,515
                                                                                                                           ------

  TOTAL                                                                                                                   $48,266
                                                                                                                           ======

  ACCOUNT 224 - OTHER LONG-TERM DEBT:

                           NONE

------------------------------------------------------------------------------------------------------------------------------------

1/  GIVE AN EXPLANATION OF DEDUCTIONS:
                 NONE

------------------------------------------------------------------------------------------------------------------------------------

                                                                             18
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
--------------------------------------------------------------------------------

INSTRUCTIONS:     Provide balance of notes and accounts payable to each
                  associate company.  Give description and amount of
                  miscellaneous current and accrued liabilities.  Items less than $10,000 may be grouped, showing the number of items in
                       -------
                  each group.
--------------------------------------------------------------------------------
                                                    BALANCE AT     BALANCE AT
              DESCRIPTION                           BEGINNING       CLOSE OF
                                                     OF YEAR         YEAR
--------------------------------------------------------------------------------

ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES

     None
--------------------------------------------------------------------------------

ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE

     FirstEnergy Corp.                               $ 21,945       $ 22,637
     MYR Group, Inc.                                        -              2
     GPU Diversified Holdings, LLC                         78            220
     FirstEnergy Service Company                       10,706          8,912
     The Toledo Edison Company                             89              -
     The Cleveland Electric Illuminating Company            -
                                                      -------        -------
                                          TOTAL      $ 32,849       $ 31,771
                                                      =======        =======
--------------------------------------------------------------------------------

ACCOUNT 242 -MISCELLANEOUS CURRENT AND ACCRUED
                   LIABILITIES

ACCRUALS
         - Employee Healthcare and
             Other Benefits                          $    277       $    284
         - Incentive Compensation                      28,882         13,353
         - Officers' Deferred Compensation
           And Company Owned Life Insurance             9,351          7,064
         - Worker's Compensation                          152            169
         - Vacation                                    27,573         32,043
         - Sick Leave                                   5,910          5,505
         - Biweekly Payroll Accrual                     5,585          6,887
         - Severance Wages                             27,031         16,354
         - Other                                          486            655
                                                      -------        -------
                                    TOTAL            $105,247       $ 82,314
                                                      =======        =======

--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------
--------------------------------------------------------------------------------

                                  SCHEDULE XIV
                                  ------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:    The space below is provided for important notes regarding the financial statements or any account thereof.  Furnish
                 particulars as to any significant contingent assets or
                 liabilities existing at the end of the year. Notes
                 relating to financial statements shown elsewhere in this
                 report may be indicated here by reference.
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Organization
         ------------

         GPU Service, Inc. (the Company or GPUS) is a wholly owned subsidiary of FirstEnergy Corp. (FirstEnergy), a public utility holding company. On October 15, 2002, FirstEnergy filed with the SEC requesting authorization to consolidate all common corporate services under FirstEnergy Service Company (FECO), to occur not later than June 1, 2003. On June 1, 2003, GPUS merged into FECO. Personnel of GPUS who provided corporate services to associate companies were transferred to and became employees of FECO. Certain employees who provided services only to one Utility Subsidiary were transferred from GPUS to the appropriate Utility Subsidiary.

         This report represented the first five months of 2003 operations under GPUS prior to its merger into FECO. GPUS, as in the past provided service to the former GPU affiliates in accordance with Commission approvals, in addition to rendering services to the pre-merger FirstEnergy Utility Subsidiaries or other subsidiaries of FirstEnergy following the merger. All the expenses associated with GPU Nuclear, Inc. (GPUN) operation also have been included within the GPUS U-13-60.

         Regulation and Basis of Accounting
         ----------------------------------

         As a subsidiary of FirstEnergy Corp., GPUS is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act).

         The Company follows the Uniform System of Accounts for Mutual and Subsidiary Service Companies prescribed by the SEC as amended effective January 1, 1980.

         The Company has no earnings or retained earnings since it primarily renders services at cost to its parent company, FirstEnergy Corp. and other affiliates.

                                                                            19A

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

INSTRUCTIONS:    The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
--------------------------------------------------------------------------------

         Use of Estimates
         ----------------

         The financial statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP) which requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

         Operating Revenues and Expenses
         -------------------------------

         Services rendered to both affiliated and unaffiliated companies are provided at cost. The charges for services include no compensation for the use of equity capital. The costs of services are determined on a direct charge basis to the extent practicable and on reasonable basis of allocation for indirect costs.

         Income Taxes
         ------------

         The Company is included in the consolidated federal income tax return with FirstEnergy Corp. and its subsidiaries. The Company records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to tax and accounting basis differences and tax credit carry-forward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid.

         Property, Equipment and Depreciation
         ------------------------------------

         Property and equipment are recorded at cost. Depreciation is provided on a straight-line basis at various rates over the estimated lives of property included in plant in service (ranging from 2.6% to 3.0%).

                                                                             19B

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                                  SCHEDULE XIV
                                  ------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

--------------------------------------------------------------------------------

INSTRUCTIONS:    The space below is provided for important notes regarding the financial statements or any account thereof.  Furnish
                 particulars as to any significant contingent assets or
                 liabilities existing at the end of the year. Notes
                 relating to financial statements shown elsewhere in this
                 report may be indicated here by reference.
--------------------------------------------------------------------------------

2. SERVICE AGREEMENT

         The Company has entered into agreements under which it renders services at cost to FirstEnergy Corp. and its subsidiaries. The Company's services include general executive, administrative services, business development, call center, claims, communications, controllers, corporate and shareholder services, corporate affairs and community involvement, credit management, energy delivery and customer service, economic development, enterprise risk management, governmental affairs, human resources, industrial relations, information services, insurance services, internal audit, investment management, investor relations, legal, performance planning, rates and regulatory affairs, real estate, supply chain, transmission & distribution technical services, treasury and workforce development.

3. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

         The FirstEnergy System companies, including GPUS, participate in a noncontributory defined benefit pension plan that covers substantially all of its employees. The trusteed plans provide defined benefits based on years of service and compensation levels.

         FirstEnergy provides a minimum amount of noncontributory life insurance to retired employees in addition to optional contributory insurance. Health care benefits, which include certain employee contributions, deductibles and copayments, are also available to retired employees, their dependents and under certain circumstances, their survivors. The Company recognizes the expected cost of providing other postretirement benefits to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits.

--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                                   SCHEDULE XV
                                   -----------
                               STATEMENT OF INCOME
                               -------------------

--------------------------------------------------------------------------------

ACCOUNT                     DESCRIPTION             CURRENT YEAR     PRIOR YEAR
--------------------------------------------------------------------------------

      INCOME
      ------

457   Services rendered to associate companies        $245,143        $505,055
458   Services rendered to nonassociate
        companies                                            1              31
421   Miscellaneous income or loss                          69              40
                                                       -------         -------

                        Total Income                   245,213         505,126
                                                       -------         -------

      EXPENSE
      -------

920   Salaries and wages                               121,138         318,931
921   Office supplies and expenses                      40,131          81,420
922   Administrative expense transferred -
        credit                                               -               -
923   Outside services employed                          7,267          29,716
924   Property insurance                                     -              15
925   Injuries and damages                               1,327           1,746
926   Employee pensions and benefits                    58,802          18,207
928   Regulatory commission expense                          -               -
930.1 General advertising expenses                         (29)            465
930.2 Miscellaneous general expenses                       245             840
931   Rents                                                641           1,547
932   Maintenance of structures and equipment              378           2,245
403   Depreciation and amortization expense              1,700           5,125
408   Taxes other than income taxes                     13,455          28,970
409   Income taxes                                      11,019         (31,074)
410   Provision for deferred income taxes                7,134          34,004
411   Provision for deferred income taxes -
        credit                                         (18,907)          9,421
411.5 Investment tax credit                                  -               -
426.1 Donations                                            (25)             62
426.5 Other deductions                                     468             955
427   Interest on long-term debt                             -               -
430   Interest on debt to associate
        companies                                          436           2,329
431   Other interest expense                                33             202
                                                       -------         -------

              Total Expense                            245,213         505,126
                                                       -------         -------

                    Net Income or (Loss)              $      -        $      -
                                                       =======         =======


--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -------------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                               ANALYSIS OF BILLING
                               -------------------

                               ASSOCIATE COMPANIES
                                   ACCOUNT 457
--------------------------------------------------------------------------------
                                 DIRECT    INDIRECT   COMPENSATION     TOTAL
                                  COSTS     COSTS        FOR USE       AMOUNT
NAME OF ASSOCIATE COMPANY        CHARGED   CHARGED     OF CAPITAL      BILLED
                                 -------   --------   ------------    -------
                                  457-1     457-2        457-3
-------------------------------------------------------------------------------

JERSEY CENTRAL POWER
  & LIGHT COMPANY                $ 96,058   $16,761     $  -          $112,819

PENNSYLVANIA ELECTRIC
  COMPANY                          46,893    12,467        -            59,360

METROPOLITAN EDISON
  COMPANY                          37,175    11,189        -            48,364

GPU POWER, INC.                       437       (92)       -               345

GPU ELECTRIC, INC.                  1,024        26        -             1,050

GPU ADVANCED RESOURCES, INC.            1         -        -                 1

MYR GROUP INC.                         24         8        -                32

GPU TELCOM SERVICES, INC.           1,163         8        -             1,171

GPU DIVERSIFIED HOLDINGS, LLC           7         -        -                 7

FIRSTENERGY SERVICE COMPANY        19,145       511        -            19,656

THE CLEVELAND ELECTRIC
  ILLUMINATING COMPANY                364        97        -               461

THE TOLEDO EDISON COMPANY             184        59        -               243

PENNSYLVANIA POWER COMPANY             81        23        -               104

OHIO EDISON COMPANY                   849       163        -             1,012

FIRSTENERGY SOLUTIONS CORP.            80         7        -                87

FIRSTENERGY GENERATION CORP.           58         2        -                60

FIRSTENERGY CORP.                     403       (32)       -               371
                                  -------   -------     -------        -------

TOTAL                            $203,946   $ 41,197     $  -         $245,143
                                  =======   ========     ======      ---------

--------------------------------------------------------------------------------


                                                                                                               22
                                      ANNUAL REPORT OF GPU SERVICE, INC.
                                                       -----------------

                                        For the Year Ended May 31, 2003
                                                           ------------
-------------------------------------------------------------------------------------------------------------------

                                              ANALYSIS OF BILLING
                                              -------------------
                                            NONASSOCIATE COMPANIES
                                                  ACCOUNT 458
-------------------------------------------------------------------------------------------------------------------

                                           DIRECT      INDIRECT    COMPENSATION                EXCESS
                                            COSTS       COSTS        FOR USE                     OR
NAME OF NONASSOCIATE COMPANY               CHARGED     CHARGED      OF CAPITAL                DEFICIENCY    TOTALT
                                           -------     --------   -------------    TOTAL      ----------    AMOUNT
                                            458-1       458-2         458-3        COST        458-4        BILLED
                                           ------------------------------------------------------------------------

PJM Leasing Charges (A)                         1           -          -                1          -            1


                                            -----         ---          ---          -----      -----        -----
                           TOTAL           $    1        $  -         $ -          $    1     $    -       $    1
                                            =====         ===          ===          =====      =====        =====

--------------------------------------------------------------------------------------------------------------------

INSTRUCTION:  Provide a brief description of the services rendered to each nonassociated company:

 (A)   Computer Services

--------------------------------------------------------------------------------------------------------------------


                                                                                                                                  23
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                                 -----------------
                                                  For the Year Ended May 31, 2003
                                                                     ------------

------------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVI
                                                           ------------
                                                  ANALYSIS OF CHARGES FOR SERVICE
                                                  -------------------------------
                                               ASSOCIATE AND NONASSOCIATE COMPANIES

------------------------------------------------------------------------------------------------------------------------------------
                                                 ASSOCIATE COMPANY CHARGES  NONASSOCIATE COMPANY CHARGES  TOTAL CHARGES FOR SERVICE
                                                --------------------------  ---------------------------   --------------------------
                                                DIRECT    INDIRECT            DIRECT   INDIRECT           DIRECT   INDIRECT
       DESCRIPTION OF ITEMS                      COST       COST      TOTAL    COST      COST    TOTAL     COST      COST    TOTAL
------------------------------------------------------------------------------------------------------------------------------------
920.   SALARIES AND WAGES                       100,179   20,959    121,138       -        -        -     100,179   20,959  121,138
921.   OFFICE SUPPLIES AND EXPENSES              46,085   (5,955)    40,130       1        -        1      46,086   (5,955)  40,131
922    ADMINISTRATIVE EXPENSE TRANSFERRED
       -CREDIT                                        -        -          -       -        -                    -        -        -
923.   OUTSIDE SERVICES                           1,660    5,607      7,267       -        -        -       1,660    5,607    7,267
924.   PROPERTY INSURANCE                             -        -          -       -        -                    -        -        -
925.   INJURIES AND DAMAGES                       1,008      319      1,327       -        -                1,008      319    1,327
926.   EMPLOYEE PENSIONS AND BENEFITS            44,541   14,261     58,802       -        -               44,541   14,261   58,802
928    REGULATORY COMMISSION EXPENSE                  -        -          -       -        -                    -        -        -
930.1  GENERAL ADVERTISING EXPENSES                 (88)      59        (29)      -        -                  (88)      59      (29)
930.2  MISC. GENERAL EXPENSES                      (651)     896        245       -        -                 (651)     896      245
931.   RENTS                                      1,677   (1,036)       641       -        -                1,677   (1,036)     641
932.   MAINTENANCE OF STRUCTURES AND EQUIPMENT       68      310        378       -        -                   68      310      378
403.   DEPRECIATION AND AMORTIZATION EXPENSE       (204)   1,904      1,700       -        -                 (204)   1,904    1,700
408.   TAXES OTHER THAN INCOME TAXES              9,151    4,304     13,455       -        -                9,151    4,304   13,455
409    INCOME TAXES                                   -   11,019     11,019       -        -                    -   11,019   11,019
410    PROVISION FOR DEFERRED INCOME TAXES            -    7,134      7,134       -        -                    -    7,134    7,134
411    PROVISION FOR DEFERRED INCOME TAXES
       - CREDIT                                       -  (18,907)   (18,907)      -        -                    -  (18,907) (18,907)
411.5  INVESTMENT TAX CREDIT                          -        -          -       -        -                    -        -        -
426.1  DONATIONS                                    (25)       -        (25)      -        -                  (25)       -      (25)
426.5  OTHER DEDUCTIONS                             105      363        468       -        -                  105      363      468
427.   INTEREST ON LONG TERM DEBT                     -        -          -       -        -                    -        -        -
431.   OTHER INTEREST EXPENSE                         5       28         33       -        -                    5       28       33

------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION: Total cost of service will equal
             for associate and nonassociate
             companies the total amount billed
             under their separate analysis
             of billing schedules.

------------------------------------------------------------------------------------------------------------------------------------
      TOTAL EXPENSES                            203,511   41,265    244,776       1        -        1     203,512   41,265  244,777
                                                --------  -------   --------     --       --       --    --------  ------- --------

      COMPENSATION FOR USE OF EUITY CAPITAL           -        -          -       -        -        -           -        -        -
                                                -------   ------    -------      --       --       --     -------   ------   -------

430   INTEREST ON DEBT TO ASSOC. COMPANIES          436        -        436       -        -        -         436        -      436
                                                -------   ------    -------      --       --       --     -------   ------   ------

       TOTAL COST OF SERVICE                    203,947   41,265    245,212       1        -        1     203,948   41,265  245,213
------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                              24
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                                 ----------------
                                                  For the Year Ended May 31, 2003
                                                                     ------------

---------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                           -------------
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                 --------------------------------
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
---------------------------------------------------------------------------------------------------------------------------------

                                                                                        DEPARTMENT OR SERVICE FUNCTION
                                                                            -----------------------------------------------------
                                                                                                                        REGION
                                                                   TOTAL     CUSTOMER     MATERIAL &     CORPORATE      NON-O&M
 DESCRIPTION OF ITEMS                                             AMOUNT     SERVICES      SUPPLIES     MANAGEMENT       WORK
---------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                    121,138     12,153            -             81            -
921         OFFICE SUPPLIES AND EXPENSES                           40,131       (819)     (13,713)          (919)          38
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                   -          -            -              -            -
923         OUTSIDE SERVICES                                        7,267      3,124         (121)          (107)         (84)
924         PROPERTY INSURANCE                                          -          -            -              -            -
925         INJURIES AND DAMAGES                                    1,327          -            -            751            -
926         EMPLOYEE PENSIONS AND BENEFITS                         58,802      3,061            -         (6,175)           -
928         REGULATORY COMMISSION EXPENSE                               -          -            -              -            -
930.1       GENERAL ADVERTISING EXPENSES                              (29)         -            -              -            -
930.2       MISC. GENERAL EXPENSES                                    245        321           10             16            -
931         RENTS                                                     641          -           35             (3)         (20)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                   378          -            -             (5)           -
403         DEPRECIATION AND AMORTIZATION EXPENSE                   1,700          -            -           (204)           -
408         TAXES OTHER THAN INCOME TAXES                          13,455        518            -          4,424            -
409         INCOME TAXES                                           11,019          -            -              -            -
410         PROVISION FOR DEFERRED INCOME TAXES                     7,134          -            -              -            -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT          (18,907)         -            -        (18,907)           -
411.5       INVESTMENT TAX CREDIT                                       -          -            -              -            -
426.1       DONATIONS                                                 (25)         -            -              -            -
426.5       OTHER DEDUCTIONS                                          468          -            -              3            -
427         INTEREST ON LONG TERM DEBT                                  -          -            -              -            -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                      436          -            -            436            -
431         OTHER INTEREST EXPENSE                                     33          -            -             28            -
---------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
---------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                245,213     18,358      (13,789)       (20,581)         (66)
---------------------------------------------------------------------------------------------------------------------------------


                                                                                                                               25
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                                 -----------------
                                                  For the Year Ended May 31, 2003
                                                                     ------------

---------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                           -------------
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                 --------------------------------
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION

                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                          -----------------------------------------------------------------------

                                                                                           STATE        NORTHERN      CENTRAL
                                                              FINANCIAL                  GOVERNMENT    NEW JERSEY    NEW JERSEY
 DESCRIPTION OF ITEMS                                          PLANNING     GOVERNANCE    AFFAIRS        REGION        REGION
---------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                  4,840         2,105         364          7,553          8,885
921         OFFICE SUPPLIES AND EXPENSES                          (56)          109         268          1,721          4,265
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT               -             -           -              -              -
923         OUTSIDE SERVICES                                       29         1,417           -            143              7
924         PROPERTY INSURANCE                                      -             -           -              -              -
925         INJURIES AND DAMAGES                                    -           319           -              -              -
926         EMPLOYEE PENSIONS AND BENEFITS                      1,079         1,145          89          9,293         11,587
928         REGULATORY COMMISSION EXPENSE                           -             -           -              -              -
930.1       GENERAL ADVERTISING EXPENSES                            -             -           -              -              -
930.2       MISC. GENERAL EXPENSES                                  -            67           -            141            145
931         RENTS                                                  (2)          (12)          -          1,362          1,347
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                 -             -           -              1              -
403         DEPRECIATION AND AMORTIZATION EXPENSE                   -         1,904           -              -              -
408         TAXES OTHER THAN INCOME TAXES                         180           425          14          1,501          1,879
409         INCOME TAXES                                            -        11,019           -              -              -
410         PROVISION FOR DEFERRED INCOME TAXES                     -         7,134           -              -              -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT            -             -           -              -              -
411.5       INVESTMENT TAX CREDIT                                   -             -           -              -              -
426.1       DONATIONS                                               -             -           -              -              -
426.5       OTHER DEDUCTIONS                                        -           128         334              -              -
427         INTEREST ON LONG TERM DEBT                              -             -           -              -              -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                    -             -           -              -              -
431         OTHER INTEREST EXPENSE                                  -             -           -              -              -
---------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
---------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                              6,070        25,760       1,069         21,715         28,115
---------------------------------------------------------------------------------------------------------------------------------



                                                                                                                               25A
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                                 -----------------
                                                  For the Year Ended May 31, 2003
                                                                     ------------

---------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                           -------------
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                 --------------------------------
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
---------------------------------------------------------------------------------------------------------------------------------
                                                                                DEPARTMENT OR SERVICE FUNCTION
                                                            ---------------------------------------------------------------------
                                                                  EASTERN         WESTERN
                                                                PENNSYLVANIA    PENNSYLVANIA       FOSSIL      ADMINISTRATIVE
 DESCRIPTION OF ITEMS                                              REGION          REGION        GENERATION       SERVICES
---------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                     6,087          11,010           1,522            4,523
921         OFFICE SUPPLIES AND EXPENSES                           2,776           4,848             191             (793)
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                  -               -               -                -
923         OUTSIDE SERVICES                                          (2)            366               -              479
924         PROPERTY INSURANCE                                         -               -               -                -
925         INJURIES AND DAMAGES                                       -               -               -                -
926         EMPLOYEE PENSIONS AND BENEFITS                         7,996          11,160             601            1,047
928         REGULATORY COMMISSION EXPENSE                              -               -               -                -
930.1       GENERAL ADVERTISING EXPENSES                              (8)              -               -               61
930.2       MISC. GENERAL EXPENSES                                    74             256              (4)             148
931         RENTS                                                    814           1,234               -             (963)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                    -               -               -               14
403         DEPRECIATION AND AMORTIZATION EXPENSE                      -               -               -                -
408         TAXES OTHER THAN INCOME TAXES                          1,281           1,833              94              227
409         INCOME TAXES                                               -               -               -                -
410         PROVISION FOR DEFERRED INCOME TAXES                        -               -               -                -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT               -               -               -                -
411.5       INVESTMENT TAX CREDIT                                      -               -               -                -
426.1       DONATIONS                                                  -              10               -                -
426.5       OTHER DEDUCTIONS                                           -               1               -                2
427         INTEREST ON LONG TERM DEBT                                 -               -               -                -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                       -               -               -                -
431         OTHER INTEREST EXPENSE                                     8              (3)              -                -
---------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
---------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                19,026          30,715           2,404            4,745
---------------------------------------------------------------------------------------------------------------------------------



                                                                                                                             25B
                                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                                 -----------------
                                                  For the Year Ended May 31, 2003
                                                                     ------------

---------------------------------------------------------------------------------------------------------------------------------
                                                           SCHEDULE XVII
                                                           -------------
                                                 SCHEDULE OF EXPENSE DISTRIBUTION
                                                 --------------------------------
                                                                BY
                                                  DEPARTMENT OR SERVICE FUNCTION
---------------------------------------------------------------------------------------------------------------------------------

                                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                          -----------------------------------------------------------------------
                                                                 SUPPORT              ENERGY       TRANSMISSION       ECONOMIC
 DESCRIPTION OF ITEMS                                           SERVICES            MANAGEMENT        SYSTEMS       DEVELOPMENT
---------------------------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                   21,195               1,039              895            285
921         OFFICE SUPPLIES AND EXPENSES                         (3,105)                 (2)             (29)            50
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                 -                   -                -              -
923         OUTSIDE SERVICES                                      1,512                   -                3             16
924         PROPERTY INSURANCE                                        -                   -                -              -
925         INJURIES AND DAMAGES                                      -                   -                -              -
926         EMPLOYEE PENSIONS AND BENEFITS                        5,666                 446              161            105
928         REGULATORY COMMISSION EXPENSE                             -                   -                -              -
930.1       GENERAL ADVERTISING EXPENSES                             (3)                  -                -             (1)
930.2       MISC. GENERAL EXPENSES                                  381                   -                -              -
931         RENTS                                                   (63)                  -               (5)             -
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                 314                   -                -              -
403         DEPRECIATION AND AMORTIZATION EXPENSE                     -                   -                -              -
408         TAXES OTHER THAN INCOME TAXES                           943                  66               28             17
409         INCOME TAXES                                              -                   -                -              -
410         PROVISION FOR DEFERRED INCOME TAXES                       -                   -                -              -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT              -                   -                -              -
411.5       INVESTMENT TAX CREDIT                                     -                   -                -              -
426.1       DONATIONS                                               (35)                  -                -              -
426.5       OTHER DEDUCTIONS                                          -                   -                -              -
427         INTEREST ON LONG TERM DEBT                                -                   -                -              -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                      -                   -                -              -
431         OTHER INTEREST EXPENSE                                    -                   -                -              -
----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
----------------------------------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                               26,805               1,549            1,053            472
----------------------------------------------------------------------------------------------------------------------------------


                                                                                                      25C
                                 ANNUAL REPORT OF GPU SERVICE, INC.
                                                  -----------------

                                   For the Year Ended May 31, 2003
                                                      ------------

------------------------------------------------------------------------------------------------------------
                                             SCHEDULE XV
                                             -----------
                                  SCHEDULE OF EXPENSE DISTRIBUTION
                                  --------------------------------
                                                 BY
                                   DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------

                                                                        DEPARTMENT OR SERVICE FUNCTION
                                                                  ------------------------------------------
                                                                                          SERVICE BILL TO
                                                                                            BALANCE SHEET
                                                                      WORKFORCE              INCLUDING
 DESCRIPTION OF ITEMS                                                DEVELOPMENT          CAPITAL PROJECT
------------------------------------------------------------------------------------------------------------
920         SALARIES AND WAGES                                            946                   37,655
921         OFFICE SUPPLIES AND EXPENSES                                 (274)                  45,575
922         ADMINISTRATIVE EXPENSE TRANSFERRED-CREDIT                       -                        -
923         OUTSIDE SERVICES                                              221                      264
924         PROPERTY INSURANCE                                              -                        -
925         INJURIES AND DAMAGES                                            -                      257
926         EMPLOYEE PENSIONS AND BENEFITS                                146                   11,395
928         REGULATORY COMMISSION EXPENSE                                   -                        -
930.1       GENERAL ADVERTISING EXPENSES                                    -                      (78)
930.2       MISC. GENERAL EXPENSES                                          6                   (1,316)
931         RENTS                                                          (2)                  (3,081)
932         MAINTENANCE OF STRUCTURES AND EQUIPMENT                         -                       54
403         DEPRECIATION AND AMORTIZATION EXPENSE                           -                        -
408         TAXES OTHER THAN INCOME TAXES                                  25                        -
409         INCOME TAXES                                                    -                        -
410         PROVISION FOR DEFERRED INCOME TAXES                             -                        -
411         PROVISION FOR DEFERRED INCOME TAXES - CREDIT                    -                        -
411.5       INVESTMENT TAX CREDIT                                           -                        -
426.1       DONATIONS                                                       -                        -
426.5       OTHER DEDUCTIONS                                                -                        -
427         INTEREST ON LONG TERM DEBT                                      -                        -
430         INTEREST ON DEBT TO ASSOC. COMPANIES                            -                        -
431         OTHER INTEREST EXPENSE                                          -                        -
----------------------------------------------------------------------------------------------------------
INSTRUCTION:
           Indicate each department or service function.
           (See Instruction 01-3 General Structure of
           Account System: Uniform System Account)
----------------------------------------------------------------------------------------------------------
    TOTAL EXPENSES                                                      1,068                   90,725
----------------------------------------------------------------------------------------------------------



                                                                                                      26

                              ANNUAL REPORT OF GPU SERVICE, INC.
                                               -----------------

                              For the Year Ended May 31, 2003
                                                 ------------



                              DEPARTMENTAL ANALYSIS OF SALARIES
                              ---------------------------------

                                         ACCOUNT 920

--------------------------------------------------------------------------------------------------------
                                                       DEPARTMENTAL SALARY EXPENSE
                                                -----------------------------------------       NUMBER
NAME OF DEPARTMENT                                    INCLUDED IN AMOUNTS BILLED TO            PERSONNEL
------------------                             ------------------------------------------      ---------
Indicate each department                        TOTAL   PARENT     OTHER           NON          END OF
or service function.                            AMOUNT  COMPANY  ASSOCIATES     ASSOCIATES      YEAR
--------------------------------------------------------------------------------------------------------

Customer Services                              $ 12,153  $   -    $ 12,153        $  -           387

Material & Supplies                                   -      -           -           -             -

Corporate Management                                 81     11          70           -             5

Region Non-O&M Work                                   -      -           -           -             -

Financial Planning                                4,840      -       4,840           -            86

Governance                                        2,105     63       2,042          -             70

State Government Affairs                            364      -         364          -              5

Northern New Jersey-Region                        7,553      -       7,553          -            709

Central New Jersey-Region                         8,885      -       8,885          -            971

Eastern Pennsylvania-Region                       6,087      -       6,087          -            655

Western Pennsylvania-Region                      11,010      -      11,010          -            906

Fossil Generation                                 1,522      -       1,522          -             43

Administrative Services                           4,523      2       4,521          -             89

Support Services                                 21,195    156      21,039          -            392

Energy Management                                 1,039     22       1,017          -             14

Transmission Systems                                895      -         895          -             11

Economic Development                                285      -         285          -              7

Workforce Development                               946      -         946          -             13

Service bill to Balance Sheet
including Capital Projects                       37,655      -      37,655          -              -

                                                -------   ----     -------        ---          -----
                   TOTAL                       $121,138  $ 254    $120,884       $  -          4,363
                                                =======   ====     =======        ===          =====



                                                                                                       27

                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                 -----------------

                                 For the Year Ended May 31, 2003
                                                    ------------
---------------------------------------------------------------------------------------------------------

                                    OUTSIDE SERVICES EMPLOYED
                                    -------------------------
                                          ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:    Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than
                 $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                               RELATIONSHIP
                                                                              --------------
                                                                              "A"= ASSOCIATE
  FROM WHOM PURCHASED                 YPE OF SERVICE/LARGEST INVOICE             "NA"= NON         AMOUNT
                                                                                 ASSOCIATE
---------------------------------------------------------------------------------------------------------
Legal
-----

Aguirrey Gonzalez S.A.                 Legal Services related to                    NA            $   155
                                       GPU Electric, Inc.

Akin, Gump, Strauss                    Legal Services related to                    NA                120
                                       GPU Electric, Inc.

23 Others (Under $100,000)                                                                            243
                                                                                                   ------

                  Sub-total                                                                       $   518
                                                                                                   ------

Other Professional Services
---------------------------

OSI Outsourcing Services, Inc.         Debt collection services                     NA            $ 2,579

Chris Talarico & Associates, Inc.      Personnel placement services                 NA                546
                                       for customer relations, WARM
                                       solicitation, distribution
                                       management center, project
                                       enterprise customer care, and
                                       various facilities,
                                       infrastructure, and
                                       administrative assistance
                                       services

Career Connections                     IT temporary staffing services               NA                417
                                       related to Customer Care Services

Osmose Wood Preserving                 Facilities audit services for pole           NA                331
   Company, Inc.

Diversified Media Group LLC            Communication services related               NA                293
                                       to IDL System

Complete Payroll Management, Inc.      Payroll service                              NA                241

Deloitte & Touche LLP                  Professional services related to             NA                230
                                       Overhead Cost Analysis Project



                                                                                                      27A

                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                 -----------------

                                 For the Year Ended May 31, 2003
                                                    ------------
---------------------------------------------------------------------------------------------------------

                                    OUTSIDE SERVICES EMPLOYED
                                    -------------------------
                                          ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:    Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than
                 $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                               RELATIONSHIP
                                                                              --------------
                                                                              "A"= ASSOCIATE
  FROM WHOM PURCHASED                 YPE OF SERVICE/LARGEST INVOICE             "NA"= NON         AMOUNT
                                                                                 ASSOCIATE
---------------------------------------------------------------------------------------------------------

Other Professional Services (Cont'd)
------------------------------------

Syntegra                               Maintenance services related to               NA               185
                                       EMS System

G&S Motor Equipment                    Equipment and PCB disposal and                NA               140
    Company, Inc.                      removal services

Sapphire Technologies                  IT temporary staffing services                NA               130

Williams Communication                 Services related Voice Technology             NA               129

443 Others (Under $100,000)                                                                           441
                                                                                                   ------

                      Sub-total                                                                   $ 5,662
                                                                                                   ------



                                                                                                      27A

                                ANNUAL REPORT OF GPU SERVICE, INC.
                                                 -----------------

                                 For the Year Ended May 31, 2003
                                                    ------------
---------------------------------------------------------------------------------------------------------

                                    OUTSIDE SERVICES EMPLOYED
                                    -------------------------
                                          ACCOUNT 923
---------------------------------------------------------------------------------------------------------

INSTRUCTIONS:    Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than
                 $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.
---------------------------------------------------------------------------------------------------------
                                                                               RELATIONSHIP
                                                                              --------------
                                                                              "A"= ASSOCIATE
  FROM WHOM PURCHASED                 YPE OF SERVICE/LARGEST INVOICE             "NA"= NON         AMOUNT
                                                                                 ASSOCIATE
---------------------------------------------------------------------------------------------------------
GPU Nuclear, Inc.
-----------------

Washington Group                      Radiation protection services at               NA               472
    International, Inc.               Saxton Nuclear Experimental Facility

Bartlett Nuclear Incorporated         Engineering services related to                NA               412
                                      Saxton Nuclear Experimental Facility

Duratek Radwaste Processing           Radwaste processing services related           NA               102
    Inc.                              to Saxton decommissioning

Shonka Research Associates Inc.       Services related to Saxton                     NA               101
                                                                                                   ------
                                      decommissioning and dismantlement


                      Sub-total                                                                   $ 1,087
                                                                                                   ------

                      Grand Total                                                                 $ 7,267
                                                                                                   ======

---------------------------------------------------------------------------------------------------------


                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------
--------------------------------------------------------------------------------

                         EMPLOYEE PENSIONS AND BENEFITS
                         ------------------------------
                                  ACCOUNT 926
                                  -----------
--------------------------------------------------------------------------------
INSTRUCTIONS:   Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be
                limited to $25,000.
--------------------------------------------------------------------------------

              DESCRIPTION                                               AMOUNT
--------------------------------------------------------------------------------

X
              EMPLOYEE SAVINGS PLAN                                    $ 2,562

              GROUP LIFE INSURANCE                                         218

              HOSPITAL, SURGICAL, MEDICAL & DENTAL INSURANCE             8,189

              LONG TERM DISABILITY                                       1,155

              OPEB HEALTH INSURANCE                                     19,018

              OPEB LIFE INSURANCE                                        1,001

              PENSION PLANS                                              20,496

              RELOCATION                                                      4

              VACATION                                                    5,997

              OTHER BENEFITS                                                162

                                                                        --------
                                          TOTAL                        $ 58,802
                                                                        =======

                                                                            29
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                          ----------------------------
                                  ACCOUNT 930.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTIONS:   Provide a listing of the amount included in Account 930.1,
                "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


--------------------------------------------------------------------------------
              DESCRIPTION              NAME OF PAYEE           AMOUNT
--------------------------------------------------------------------------------


Newspapers, periodicals,       Erie Seawolves                    $17
  billboards, radio, etc.      TWP Worldwide                      12
                               Sprint Yellow Pages                 4
                               Other (23 payees under $3,000)    (62)



                                                               -----
                           TOTAL                              $  (29)
                                                               =====
--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------
                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                          MISCELLANEOUS GENERAL EXPENSES
                          ------------------------------
                                  ACCOUNT 930.2
                                  -------------
--------------------------------------------------------------------------------


INSTRUCTIONS:    Provide a listing of the amount included in Account 930.2,
                 "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by Section 321 (b) (2) of the Federal Election Campaign
                 Act, as amended by Public Law 94-283 in 1976 (2 U.S.C.S.
                 441 (b) (2) shall be separately classified.

--------------------------------------------------------------------------------

              DESCRIPTION                                       AMOUNT
--------------------------------------------------------------------------------

              Dues & Memberships                                 $  55

              Licenses, Permits & Registration                     128

              Directors' Fees and Expenses                          62


                                                                  -----
              TOTAL                                              $  245
                                                                  =====

--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------

                                      RENTS
                                      -----

                                   ACCOUNT 931
                                   -----------

--------------------------------------------------------------------------------

INSTRUCTIONS:        Provide a listing of the amount included in Account 931,
                     "Rents", classifying such expenses by major groupings of
                     property, as defined in the account definition of the
                     Uniform System of Accounts.
--------------------------------------------------------------------------------
              TYPE OF PROPERTY                                  AMOUNT
--------------------------------------------------------------------------------
              BUILDINGS                                         $   411

              DUPLICATING EQUIPMENT                                  54

              AUTOMOBILES                                           (15) *

              MAILING EQUIPMENT                                       4

              TELECOMMUNICATIONS SYSTEM                              37

              GPU NUCLEAR, INC.
              -----------------

              BUILDING                                              (33) **

              TOOLS & EQUIPMENT                                     183


*  Included refund from leased vehicles sale.
** Included rental income from
   unused office space.


                                                                  -----
                               TOTAL                             $  641
                                                                  =====

--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------
--------------------------------------------------------------------------------

                          TAXES OTHER THAN INCOME TAXES
                          -----------------------------

                                   ACCOUNT 408
                                   -----------
--------------------------------------------------------------------------------

INSTRUCTION:  Provide an analysis of Account 408, "Taxes Other Than Income
              Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof Provide a subtotal for each class of tax.
--------------------------------------------------------------------------------

                     T Y P E  O F  T A X                                AMOUNT
--------------------------------------------------------------------------------

     (1) OTHER THAN U.S. GOVERNMENT TAXES

                Local Real Estate                                      $   238

                    Unemployment Insurance
                                      - New Jersey                       1,553
                                      - Pennsylvania                       605
                                      - Washington, D.C.                     1
                                      - Ohio                                 5

                Pennsylvania Capital Stock                                  56
                                                                        -------

                                            Sub Total                    2,458
                                                                        -------


     (2) TAXES - U.S. GOVERNMENT

                Federal Unemployment Insurance                             257

                FICA                                                    10,740
                                                                        ------

                                             Sub Total                  10,997
                                                                        ------


                                       TOTAL                           $13,455
                                                                        ======
--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------

--------------------------------------------------------------------------------
                                    DONATIONS
                                    ----------

                                  ACCOUNT 426.1
                                  -------------
--------------------------------------------------------------------------------

INSTRUCTION:    Provide a listing of the amount included in Account 426.1,
                "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.
--------------------------------------------------------------------------------

NAME OF RECIPIENT               PURPOSE OF DONATION             AMOUNT
--------------------------------------------------------------------------------


23 organizations                Community Services            $  (29)
   (Under $3,000)

3 organizations                 Education                          2
   (Under $3,000)

6 Organizations                 Health Services/Hospitals          2
   (Under $3,000)


                                                               -----
                                     TOTAL                    $  (25)
                                                               =====


--------------------------------------------------------------------------------

                                                                             34
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------
--------------------------------------------------------------------------------

                                OTHER DEDUCTIONS
                                ----------------

                                  ACCOUNT 426.5
                                  -------------

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5,
               "Other Deductions", classifying such expenses according to their nature.

--------------------------------------------------------------------------------

 D E S C R I P T I O N               NAME OF PAYEE                   AMOUNT
--------------------------------------------------------------------------------

Lobbying Expenses               Primarily Employee Wages            $  464
                                and Expenses

Miscellaneous                   Various                                  4
                                                                     -----


\
                                                TOTAL               $  468
                                                                     =====
--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------
--------------------------------------------------------------------------------

                                 SCHEDULE XVIII
                                 --------------

                          NOTES TO STATEMENT OF INCOME
                          ----------------------------
--------------------------------------------------------------------------------

INSTRUCTIONS:    The space below is provided for important notes regarding
                 the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

        See Notes to Financial Statements on Page 19.




------------------------------------------------------------------------------

                                                                             36
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------
--------------------------------------------------------------------------------
                               ORGANIZATION CHART
                               ------------------
--------------------------------------------------------------------------------
            |  BOARD OF DIRECTORS                                     |
            |---------------------------------------------------------|
            |  President                                              |
             ---------------------------------------------------------|
               |  Governance                                          |
               |------------------------------------------------------|
               |     |Senior Vice President & General Counsel         |
               |     |------------------------------------------------|
               |     |     |Legal                                     |
               |     |     |------------------------------------------|
               |     |     |Claims                                    |
               |     |     |------------------------------------------|
               |     |     |Real Estate                               |
               |     |     |------------------------------------------|
               |     |     |Corporate                                 |
               |     |     |------------------------------------------|
               |     |     |Administrative Services                   |
               |     |      ------------------------------------------|
               |     |Senior Vice President & Chief Financial Officer |
               |     |------------------------------------------------|
               |     |     |Accounting                                |
               |     |     |------------------------------------------|
               |     |     |Investment Management                     |
               |     |     |------------------------------------------|
               |     |     |Corporate Risk                            |
               |     |     |------------------------------------------|
               |     |     |Rates and Regulatory Affairs              |
               |     |     |------------------------------------------|
               |     |     |Tax Services                              |
               |     |     |------------------------------------------|
               |     |     |Internal Auditing                         |
               |     |     |------------------------------------------|
               |     |     |Treasury                                  |
               |     |      ------------------------------------------|
               |     |Senior Vice President                           |
               |     |------------------------------------------------|
               |     |     |Corporate Affairs & Community Involvement |
               |     |     |------------------------------------------|
               |     |     |Communications                            |
               |     |     |------------------------------------------|
               |     |     |Human Resources                           |
               |     |     |------------------------------------------|
               |     |Senior Vice President                           |
               |      ------------------------------------------------|
               |           |Information Services                      |
               |           |------------------------------------------|
               |           |Supply Chain                              |
               |           |------------------------------------------|
               |           |Telecommunications                        |
               |           |------------------------------------------|
               |           |Performance Planning                      |
               |            ------------------------------------------|
               |  Operations                                          |
                ------------------------------------------------------|
                     |Senior Vice President Energy Delivery           |
                     |------------------------------------------------|
                     |   & Customer Service                           |
                     |------------------------------------------------|
                     |     |Customer Service                          |
                     |     |------------------------------------------|
                     |     |Regional Operations & T&D Technical       |
                     |     |                                          |
                     |     |  Services                                |
                     |     |------------------------------------------|
                     |     |Economic Development                      |
                     |     |------------------------------------------|
                     |     |Workforce Development                     |
                     |      ------------------------------------------|
                     |  Vice President Transmission                   |
                      ------------------------------------------------|
                           |Transmission Operations                   |
                           |------------------------------------------|
                           |Transmission Policy                       |
                           |------------------------------------------|
                           |Transmission Business Services            |
                           |------------------------------------------|
                           |Transmission Asset Development            |
                            ------------------------------------------
--------------------------------------------------------------------------------

                                                                              37
                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------


                         For the Year Ended May 31, 2003
                                            ------------


                              METHODS OF ALLOCATION
                              ---------------------
--------------------------------------------------------------------------------


   1.    Multiple Factor:
         ---------------

         The average of the following three factors:

         A. Gross Distribution Plant at Year-End B. Energy Sales (MWH) to Ultimate Customers C. O & M Expense, Excluding Purchased Power

   2.    Three (3) Factor:
         ----------------

         Multiple factor billed to Jersey Central Power & Light Company, Pennsylvania Electric Company, and Metropolitan Edison Company.

   3.    Seven (7) Factor:
         ----------------

         Multiple factor billed to Jersey Central Power & Light Company, Pennsylvania Electric Company, Metropolitan Edison Company, Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, and Pennsylvania Power Company.

   4.    Four (4) Factor:
         ---------------

         Multiple factor billed to Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, and Pennsylvania Power Company.

   5.    Direct Payroll Cost Ratio Factor:
         --------------------------------

         This factor is based on the amount of payroll and payroll overheads directly charged to individual GPU System Companies as a percent of the total payroll and payroll overheads charged to all GPU System Companies including non-utility subsidiaries.



   Each cost center is assigned one of the above factors for allocating indirect costs to groups of associated companies. The allocation factor is based upon each cost center's type of work and is reviewed annually.

--------------------------------------------------------------------------------

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        ------------------

                         For the Year Ended May 31, 2003
                                            ------------

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED
           ----------------------------------------------------------
--------------------------------------------------------------------------------


                                   NONE

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------
--------------------------------------------------------------------------------

                               VENTURE DISCLOSURES
                               -------------------
--------------------------------------------------------------------------------

            LICENSING OF COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES
            ---------------------------------------------------------

       Pursuant to the provisions contained in Securities and Exchange Commission (SEC) Order dated August 29, 1990 for SEC File No. 70-7675, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year Jan. 1 - May 31, 2003 for activities related to the licensing of computer programs to non-associated companies.

                      LEASING OF RESERVE COMPUTER CAPACITY
                      ------------------------------------

       Pursuant to the provisions contained in SEC Order dated November 27, 1991 for SEC File No. 70-7841, GPU Service, Inc. received revenues during 2003 from PJM, a non-associated company, for reserve computer capacity. These revenues are shown separately on page 22 of this report.

            LICENSING OF AUTOMATED MATERIALS MANAGEMENT SYSTEM (AMMS)
                  COMPUTER PROGRAMS TO NON-ASSOCIATE COMPANIES
            ---------------------------------------------------------

       Pursuant to the provisions contained in SEC Order dated December 3, 1991 for SEC File No. 70-7871, GPU Service, Inc. did not receive AMMS licensing revenues during 2003.

                      SERVICES TO NON-AFFILIATED UTILITIES
                      ------------------------------------

       Pursuant to the provisions contained in SEC Order dated November 5, 1996 for SEC File No. 70-8805, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 2003 for activities related to the provision of services to non-affiliated utilities.

                         ENTRY INTO NON-UTILITY BUSINESS
                         -------------------------------

       Pursuant to the provisions contained in SEC Order dated August 16, 1996 for SEC File No. 70-8817, GPU Service, Inc. did not enter into any transactions or recognize any revenues during the calendar year 2003 for activities related to the entry into non-utility business.

                       ANNUAL REPORT OF GPU SERVICE, INC.
                                        -----------------

                         For the Year Ended May 31, 2003
                                            ------------



                                SIGNATURE CLAUSE

              Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned Company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                        GPU SERVICE, INC.
                           --------------------------------------------
                                  (Name of Reporting Company)

                           By: /s/ H. L. Wagner
                              -----------------------------------------
                               (Signature of Signing Officer)

                           H. L. Wagner, Vice President & Controller
                           --------------------------------------------
                           (Printed Name and Title of Signing Officer)


            Date:  April 30, 2004
                   --------------